Cecil Bancorp, Inc.
P.O. Box 568 – Elkton, Maryland 21922-0568

February 8, 2008

Dear Stockholder:

Record annual earnings and continued growth of assets highlight Cecil Bancorp, Inc. (OTCBB: CECB) annual 2007 performance. We are excited to announce our net income for the year ended December 31, 2007 increased $692,000 to $3,400,000 compared to a net income of $2,708,000 for the same period in 2006, which is a 25% increase. Our total assets increased 15% from $347,451,000 as of December 31, 2006 to $401,432,000 as of December 31, 2007, which is over a $53 million increase.

On November 13, 2007, the Board of Directors of Cecil Bancorp, Inc. declared a cash dividend on the Company’s outstanding shares of common stock. We enclose a check in payment of the cash dividend in the amount of $.025 per share payable on February 8, 2008 to stockholders of record at the close of business on January 25, 2008.

We are happy to announce the opening of our beautiful Fair Hill branch on January 11, 2008. Please stop in and visit! We hope to have continued growth in 2008. Cecil Bank now has thirteen locations and we are still expanding to meet the needs of our customer base. Cecil Bank is “Large enough to handle your needs....Small enough to understand them.”

If you are interested in purchasing more Cecil Bancorp, Inc. stock or enrolling in the Dividend Reinvestment Plan, please give Jennifer Carr a call at (410) 398-1650 and she would be happy to assist you.

Don’t forget, Cecil Bank offers COMPLETELY FREE Internet Banking and COMPLETELY FREE

E-Statements.

As always, we thank you for your continued support and look forward to serve the stockholders of Cecil Bancorp, Inc.

Sincerely,

Mary Beyer Halsey President and CEO	Charles F. Sposato Chairman of the Board